Exhibit 10.10

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Transition Agreement”) made and entered into as of the first day of October, 2005 by and between SoftBrands, Inc. a Delaware corporation (“SoftBrands”) and George H. Ellis, an individual resident of the State of Texas (“Executive”).

WHEREAS, SoftBrands and Executive are parties to that certain employment agreement dated as of January 1, 2002, as amended by that certain amendment to employment agreement dated as of November 26, 2002 (the “Employment Agreement”), pursuant to which Executive has served, and continues to serve, as the Chief Executive Officer and Chairman of the Board of SoftBrands;

WHEREAS, Executive has expressed his desire to transition his position with SoftBrands, effective January 1, 2006 (the “Transition Date”), to Executive Chairman of the Board and to promote Randal Tofteland to the position of Chief Executive Officer effective such date;

WHEREAS, Executive and SoftBrands wish to confirm the employment and compensation arrangements that will apply on and after the Transition Date and consistent with such arrangements to terminate the Employment Agreement as of the Termination Date.

NOW, THEREFORE, in consideration of the forgoing recitals, and in consideration of the mutual promises and agreements made herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT PRIOR TO TERMINATION DATE

1.1          Employment Until Transition Date.  During the period commencing on the date of this Transition Agreement and ending on the day before the Transition Date, the employment of Executive by SoftBrands shall be governed by and pursuant to the provisions of the Employment Agreement and shall continue at the rate of base pay ($360,000 per annum or $90,000 per quarter) in effect on September 30, 2005.  During such period the Executive shall remain eligible to receive a bonus based on performance and Executive’s attainment of objectives established by the Compensation Committee of the Board of Directors of SoftBrands for such period.

1.2          Termination of Employment Agreement.  Effective on the Transition Date, the Employment Agreement and all prior employment or consulting agreements between Executive or its subsidiaries shall be and the same are hereby terminated and there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of SoftBrands or any of its subsidiaries to provide and continue in full force and effect an officer’s and director’s liability insurance policy or to indemnify Executive against any losses, costs, damages or expenses, including the obligations under Section 3.5 of the Employment Agreement or under the Indemnification Agreement dated as of January 1, 2002 with Executive (the “Indemnification Agreement”).

ARTICLE II
TRANSITION – EMPLOYMENT AS EXECUTIVE CHAIRMAN
AND ELECTION AS CHAIRMAN OF THE BOARD

2.1          Transition Executive Chairman and Term.  Effective on the Transition Date, Executive hereby resigns as Chief Executive Officer of SoftBrands.  Effective such date, Executive is hereby employed as, and appointed to the position of, Executive Chairman of the Board of Directors of SoftBrands (“Executive Chairman”) to serve in such position for a term of one year ending December 31, 2006 (the “Initial Executive Term”), unless the Initial Executive Term is terminated earlier as provided for herein, or unless such term is renewed for an additional one year period ending December 31, 2007 (the “Extended Executive Term” and together, if applicable, with the Initial Executive Term, (the “Executive Term”) upon written notice delivered to Executive on or before September 1, 2006.  Upon termination of the Executive Term, Executive’s employment with SoftBrands shall terminate, but Executive shall remain a director, and Chairman of the Board of Directors of SoftBrands (“Chairman of the Board”), until the earlier of (i) December 31, 2008, or (ii) if he is not reelected to a position as a director of SoftBrands, until the annual meeting of stockholders of SoftBrands held in 2008 (the period commencing immediately after the Executive Term and ending December 31, 2008, being hereafter referred to as the Chairman Term”).  During the Chairman Term, Executive shall, subject to action of stockholders of the Company, remain a director of SoftBrands and serve as Chairman of the Board of Directors of SoftBrands, but he shall not be an employee of SoftBrands.

2.2          Duties.

(a)           Executive Term.  Executive hereby accepts, during the Executive Term, employment with SoftBrands in accordance with this Transition Agreement and agrees to render the services described below.  The Executive shall accept and follow the directions of the Board in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of SoftBrands and to SoftBrands’ business.  Executive shall during such period or extended period serve as the Executive Chairman in accordance with the policies, procedures and duties as adopted by the Board of Directors of SoftBrands.  Executive’s duties as Executive Chairman include substantial ongoing mentoring and support of the Chief Executive Officer and his team in the areas of board communications, regulatory relations, capital markets strategy, corporate finance, shareholder relations, acquisitions and business development.  Throughout the Executive Term, SoftBrands will use its best efforts, subject to its rights of termination under this Agreement, to cause Executive to be elected as a member of the Board.

(b)           Chairman Term. Executive’s major responsibilities as Chairman of the Board include the management of Board communications and its governance process, and implementing and monitoring the direction of the Board as to management oversight.  This requires attendance at substantially all board and committee meetings and at the annual meeting of SoftBrands.

2.3          Non-Exclusive Services.  Subject to the provisions of Article V of this Transition Agreement, it is understood and agreed that Executive’s position as Executive Chairman is not full-time and accordingly the Executive may engage in other business activities during the Executive Term and the Chairman Term, whether or not for profit or other revenue, without the consent or approval of SoftBrands, except as may be required by the provisions of Article V or by his fiduciary obligations as a director.

2.4          Reporting Obligations.  In performance of his duties as Executive Chairman and as Chairman of the Board, the Executive shall report directly to the Board.;

ARTICLE III
COMPENSATION AND BENEFITS OF EXECUTIVE

3.1          Annual Base Salary.  SoftBrands shall pay the Executive a base salary for the services to be rendered by him as Executive Chairman during the Executive Term at the rate of two hundred thousand dollars ($200,000) annually (prorated for any portion of a year).  Such base salary shall be payable in periodic installments in accordance with the terms of SoftBrands’ regular payroll practices in effect from time to time during the term of this Transition Agreement, but in no event less frequently than once each month.  Such base salary cannot be decreased.  During the Executive Term, Executive shall be eligible for such benefits and expenses as SoftBrands makes available to its employees generally.

3.2          Director Fees.  During the Executive Term and the Chairman Term, SoftBrands shall pay Executive annual fees of at least $100,000 for all of Executive’s services as a director and Chairman of the Board (the “Chairman Fee”), subject to increases, if any, as SoftBrands’ Compensation Committee may determine.  Such Chairman Fee shall be paid in accordance with the terms in effect from time-to-time adopted by SoftBrands’ Compensation Committee.  During the Chairman Term, Executive shall be eligible for such benefits and expenses as SoftBrands make available to its members of the Board of Directors, including participating in director option grants.

3.3          Bonuses.  Executive is not eligible to receive bonuses or other incentive compensation in either of the positions of Executive Chairman or Chairman of the Board.

3.4          Expenses.  SoftBrands shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Transition Agreement in accordance with the expense reimbursement policies of SoftBrands in effect from time to time during the Executive Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as SoftBrands may reasonably require.

3.5          Vacation.  The Executive shall not be entitled to paid vacation during the Executive Term.

3.6          Indemnification.  Consistent with the terms of SoftBrands’ certificate of incorporation and bylaws, SoftBrands shall indemnify Executive against any losses, costs, damages or expenses incurred as a direct consequence of the discharge of his duties or by reason of his status as an agent of SoftBrands and hold Executive harmless for any actions taken or decisions made by him in good faith while performing services in his capacity as an officer or director of SoftBrands during the Executive Term and the Chairman Term.  Nothing in this Transition Agreement shall cause termination, alteration or amendment of the Indemnification Agreement and Executive shall be entitled to the benefit of such Agreement throughout the Executive Term.  SoftBrands has in effect and will continue in full force and effect at all times during the Executive Term and the Chairman Term, an officer’s and director’s liability insurance policy covering the Executive on terms no less favorable than those in effect on the Transition Date in all respects, including coverage and amounts.

3.7          General Employment Benefits.  Except where expressly provided for herein, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that SoftBrands makes available generally to its employees, as the same may be in effect from time to time during the Executive Term.  Except that the Executive and his dependents shall be entitled to participate in health insurance benefits during the Chairman Term and until termination of this Agreement as if he continued to be an employee, Executive shall not otherwise be entitled to participate in such plans or programs during the Chairman Term. After expiration of the Chairman Term, Executive shall be entitled to participate in the Company’s executive retirement health plan, which offers continued health benefit coverage subject to certain payments or co-payments by executives.

3.8          Office Space.  SoftBrands shall reimburse the Executive for seventy-five percent (75%) of the actual cost paid by the Executive for maintaining during the Executive Term an office at 8401 North Central Expressway, Suite 840, Dallas, Texas, not to exceed $60,000 per annum.  If there is no Extended Executive Term, then for the calendar year 2007, SoftBrands shall reimburse the Executive for fifty percent (50%)of the actual cost paid by the Executive for maintaining during calendar year 2007 an office at 8401 North Central Expressway, Suite 840, Dallas, Texas, not to exceed $40,000 per annum.  From and after January 1, 2008, SoftBrands will not reimburse Executive for any expenses for maintaining any office.

3.9          Personal Secretary.  SoftBrands shall provide at Softbrands’ expense a personal secretary at the Executive’s choice during the Executive Term.  If there is no Extended Executive Term, then for calendar year 2007, SoftBrands shall provide at Softbrands’ expense a personal secretary at the Executive’s choice, not to exceed $60,000 per annum.  From and after January 1, 2008, SoftBrands shall not provide any personal secretary or secretarial services to Executive.

3.10        Location; Travel.  In connection with his employment during the Executive Term, unless otherwise agreed by the Executive, the Executive will be based in the Dallas metropolitan area.  Executive will undertake normal business travel on behalf of SoftBrands, the reasonable expenses of which will be paid by SoftBrands pursuant to Section 3.4 of this Transition Agreement.

3.11        Options.  Executive is hereby granted effective as of the Transition Date an option to purchase 50,000 shares of SoftBrands common stock pursuant to the SoftBrands’ Stock Incentive Plan at the fair market value of the stock on the Transition Date.  One-third of such options shares shall be fully vested on the Transition Date and one-third thereof shall be full vested on the first anniversary of the Transition Date and the balance of such options shares shall be fully vested on the second anniversary of the Transition Date and the option shall expire 10 years from the Transition Date.  In addition, during the calendar years 2007 and 2008 the Executive shall be eligible to participate in SoftBrands option grants to directors, which pursuant to current policy, would cause the grant on July 31st of each year to each director an option to purchase 20,000 shares of SoftBrands’ common stock, exercisable over a ten (10) year period.  Consistent with the Employment Agreement, and except as provided in Section 4.2 below, all stock options granted to Executive prior to the date of this Transition Agreement to purchase an aggregate of 1,650,000 shares of common stock shall remain outstanding after termination of the Executive Term for the balance of the term of such options and shall vest in accordance with their terms; provided, however, that Executive acknowledges and agrees that, to the extent such options are not fully exercised and do not expire within 90 days after termination of the Executive Term, and to the extent that any such options continue to vest after termination of the Executive Term, such options shall not be incentive stock options and shall not be entitled to the treatment afforded under Section 422 of the Internal revenue Code, as amended.

ARTICLE IV
TERMINATION OF EMPLOYMENT AND POSITION AS CHAIRMAN

4.1          Termination.  The employment services during the Executive Term, and the services as Chairman under this Transition Agreement may be terminated early as provided for in this Article IV.

4.2          Termination For Cause.  SoftBrands reserves the right to terminate Executive’s employment during the Executive Term, or to terminate Executive’s services as Chairman of the Board, for cause upon: (a) Executive’s willful and continued failure to substantially perform his duties with SoftBrands (other than such failure resulting from his incapacity due to physical or mental illness) (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to SoftBrands; or (c) Executive’s commission of a felony, or an act of fraud against SoftBrands or its affiliates.  Any act or failure to act that is done or omitted to be done by Executive in good faith for SoftBrands will be conclusively presumed not to be willful for purposes of this Section 4.2.  SoftBrands may not terminate the Executive’s employment or services for cause under this Section 4.2 unless, in the case of Section 4.2(a), SoftBrands has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided the Executive with a period of not less than 30 calendar days to cure the failure in the manner specified in such notice.  The Executive’s employment or services may be terminated for cause only upon the adoption of a resolution by the affirmative vote of at least a majority of the Board (excluding the Executive, if the Executive is then a member of the Board) finding cause and terminating Executive’s employment or services for cause.

Executive shall not be entitled to any severance benefits and all stock options of SoftBrands granted to Executive which have not vested shall be canceled upon termination for cause.

4.3          Severance for Employment Services.  In the event that during the Executive Term, (a) the Executive Term is terminated by SoftBrands other than pursuant to Section 4.2, or (b) SoftBrands does not elect to renew the Initial Executive Term or the Extended Executive Term, the Executive, or the Executive’s estate, shall be provided or promptly be paid upon termination of the Executive Term (i) any accrued but unpaid salary and Chairman Fees, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the SoftBrands’ benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, (iii) a lump sum cash payment equal to four hundred thousand dollars ($400,000) minus the aggregate amount of base salary payments paid by SoftBrands to Executive for the Executive Term, and (iv) SoftBrands shall continue to pay, regardless of such termination any expenses that would otherwise be payable to Executive pursuant to Section 3.8 or 3.9 of this Transition Agreement.

4.4          Severance for Chairman of Board Services.  In the event that, at any time prior to December 31, 2008, Executive’s services as Chairman are terminated by Softbrands other than pursuant to Section 4.2, or if Executive is not elected a director at the Annual Meeting of Stockholders of SoftBrands during 2008 for any reason other than pursuant to Section 4.2, SoftBrands shall nevertheless pay to Executive the fees required by Section 4.3 through December 31, 2008 as if Executive remained Chairman of the Board.

4.5          Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of the Executive Term under this Transition Agreement by seeking other employment or otherwise, and there shall be no offset by any claims SoftBrands may have against the Executive, and SoftBrands’ obligation to make the payments provided for in this Transition Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which SoftBrands may have against the Executive or others.

4.6          Death.  If Executive dies prior to the expiration of the Chairman Term, this Transition Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below.  Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of SoftBrands’ benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid.  In addition, upon termination due to death, any portion of the Options granted to the Executive that is not then vested shall become fully vested and shall be exercisable for the balance of the term of such options, and (iii) lump sum cash payment equal to four hundred thousand dollars ($400,000) minus the aggregate amount of base salary payments paid by SoftBrands to Executive for the Executive Term and less the amount of any payment previously made pursuant to Section 4.3(iii).  This Section 4.6 will not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by SoftBrands for the Executive’s benefit.

4.7          Effect of Termination.  Except as expressly provided for in this Transition Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, or shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Transition Agreement.

ARTICLE V
COVENANTS AND REPRESENTATIONS OF EMPLOYEE

5.1          Noncompetition.  The Executive acknowledges that he has had and will have access at the highest level to, and the opportunity to acquire knowledge of, SoftBrands’ customer lists, customer needs, business plans, trade secrets and other confidential and proprietary information from which SoftBrands may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of SoftBrands, and to induce SoftBrands to enter into this Transition Agreement.  The Executive agrees not to compete with SoftBrands or its direct or indirect subsidiaries (a “Company Entity”) or to engage in any unfair competition with SoftBrands through December 31, 2007.  For purposes of this Transition Agreement, the phrase “compete with SoftBrands,” or the substantial equivalent thereof, means, subject to the exceptions set forth below, that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of any Company Entity.  Through December 31, 2007, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of a Company Entity without obtaining the prior written consent of SoftBrands.

Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.  The covenants and restrictions against competition contained in this Section 5.1 (i) shall only apply to software products and related technologies and services developed, designed, manufactured, provided and/or sold for the hospitality and manufacturing software markets and (ii) shall not, for the avoidance of doubt, restrict the Executive from, directly or indirectly owning, managing, operating, controlling, or participating in the ownership, management, operation or control of, or working for or providing consulting services to, or permitting the use of his name by or lending money to businesses engaged in or activities related to developing, marketing, selling, licensing or servicing software and related technologies for supply chain management, and (iii) shall not apply to the extent that SoftBrands is in default in the payment of any obligation owed to the Executive.

Nothing in this Section 5.1 shall limit Executive’s fiduciary obligations as a director after December 31, 2007.

5.2          Confidential Information.   During the Executive Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to SoftBrands or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which SoftBrands derives an economic or competitive advantage, or from which SoftBrands might derive such advantage in its business, labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of SoftBrands, whether during or after the Executive Term, except in connection with pursuing in good faith the interests and business of SoftBrands.  The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of SoftBrands, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclosure made to any director of SoftBrands.  SoftBrands may waive application of the foregoing restrictions and obligations in its discretion from time to time.

5.3          Non-Solicitation of Customers.  During the Executive Term, the Executive will have access to confidential records and data pertaining to SoftBrands’ customers, their needs, and the relationship between SoftBrands and its customers.  Such information is considered secret and is disclosed during the Executive Term in confidence.  Accordingly, through December 31, 2007, Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, directly or indirectly (i) solicit for a competitive purpose, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of SoftBrands or its affiliates (as the term “affiliate” is defined in the Exchange Act) or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue its business relationship with SoftBrands or its affiliates, or (B) to enter into a business relationship with any entity or person the loss of which the Executive should reasonably anticipate would be detrimental to SoftBrands or its affiliates in any respect.  The covenants and restrictions contained in this Section 5.3 (i) shall only apply to clients, customers or agents for software products and related technologies and services developed, designed, manufactured, provided and/or sold for the hospitality and manufacturing software markets, and (ii) shall not, for the avoidance of doubt, apply to clients, customers or agents who enter into relationships, directly or indirectly, with the Executive relating to, or with any business with which Executive may become associated after the Executive Term that is engaged in, developing, marketing, selling, licensing or servicing software and related technologies for supply chain management, and (iii) shall not apply to the extent that SoftBrands is in default in the payment of any obligation owed to the Executive.

Nothing in this Section 5.3 shall limit Executive’s fiduciary obligations as a director after December 31, 2007.

5.4          Non-Solicitation of Employees.  The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, through December 31, 2007, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of SoftBrands or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel who worked directly with Executive during his employment) to discontinue his or her relationship with SoftBrands or an affiliate of SoftBrands,.  (These acts are hereinafter referred to as the “prohibited acts of solicitation.”).

Nothing in this Section 5.4 shall limit Executive’s fiduciary obligations as a director after December 31, 2007

5.5          Return of Property.  Upon termination of employment, and at the request of SoftBrands, the Executive agrees to promptly deliver to SoftBrands all SoftBrands’ Company or affiliate memoranda, notes, records, reports manuals, drawings, designs, computer files in any media, and other documents (including extracts and copies thereof) relating to SoftBrands or its affiliates, and all other property of SoftBrands.

5.6          Inventions.  All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during the Executive Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of SoftBrands was used, or that relate at the time of conception or reduction to practice of the invention to the business of SoftBrands, or to SoftBrands’ actual or demonstrably anticipated research or development, or that result from any work performed by Executive for SoftBrands, shall be the sole property of SoftBrands.  Upon the request of SoftBrands, Executive shall disclose to SoftBrands all inventions or ideas conceived during the Executive Term, whether or not the property of SoftBrands under the terms of this provision, provided that such disclosure shall be received by SoftBrands in confidence.  Upon the request of SoftBrands, Executive shall execute all documents, including patent applications and assignments, required by SoftBrands to establish SoftBrands’ rights under this provision.

5.7          Representations.  The Executive represents and warrants to SoftBrands that he has full power to enter into this Transition Agreement and perform his duties hereunder, and that his execution and delivery of this Transition Agreement and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.

5.8          Non-Payment Upon Non-Compliance.  Should Executive breach any one of the covenants set forth in this Article V, SoftBrands shall have no obligation to make the payments or to provide Executive the benefits described in Article IV above, in addition to all other rights and remedies SoftBrands may have available at law or in equity.  SoftBrands shall provide written notice to Executive, ten (10) days prior to an expected payment, of the breach of a covenant and the ensuing non-payment thereof; provided, however, that if SoftBrands learns of the breach without sufficient time to provide ten (10) days notice, SoftBrands shall provide written notice as soon thereafter as practicable.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1          Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change or address or telex or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:	George H. Ellis
8401 North Central Expressway
Suite 840
Dallas, TX 75225
Facsimile: (214) 363-4396

To SoftBrands:	Board of Directors
SoftBrands, Inc.
Two Meridian Crossings, Suite 800
Minneapolis, MN 55423
Facsimile: (612) 851-1584

With Copy to:	Thomas Martin
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Facsimile: (612) 340-7800

6.2          No Assignment, In General.  Except as provided below, this Transition Agreement and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

6.3          Entire Agreement.  This Transition Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by SoftBrands, and contains the complete and final agreement and understanding of the parties with respect thereto.  The Executive acknowledges that no representation, inducements, promises or agreements, oral or otherwise, have been made by SoftBrands or any of its officers, directors, employees, or agents, which are not expressed herein, and that no other agreement shall be valid or binding on SoftBrands.

6.4          Amendments and Modifications.  This Transition Agreement may be amended or modified only by a writing signed by both parties hereto.

6.5          Withholding Taxes.  All amounts payable under this Transition Agreement, whether such payment is to be made in cash or other property, including without limitation stock of SoftBrands, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes and other legally required withholding taxes and contributions to the extent appropriate in the determination of SoftBrands, and the Executive agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.

6.6          Severability.  If any provision of this Transition Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Transition Agreement shall not be affected by such judgment, and this Transition Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

6.7          Effect of Waiver.  The failure of either party to insist on strict compliance with any provision of this Transition Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Transition Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8          Designation of Beneficiary.  If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Transition Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of SoftBrands or, in the absence of such designation, to his estate or personal representative.

6.9          Attorneys Fees.

(i)                                     Without regard to whether the Executive prevails, in whole or in part, in connection therewith, SoftBrands will pay and be financially responsible for 100% of any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any dispute associated with the interpretation, enforcement or defense of the Executive’s rights under this Transition Agreement by litigation or otherwise.  All such fees and expenses will be paid by SoftBrands as incurred by the Executive on a monthly basis.

(ii)                                  SoftBrands will reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the preparation, review and negotiation of this Transition Agreement and any document, agreement or arrangement contemplated by this Transition Agreement or otherwise entered into by Executive in connection with his employment as Executive Chairman.

6.10        Governing Law.  This Transition Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

6.11        Counterparts.  This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  For the purpose of proving the authenticity of this Transition Agreement, facsimile signature shall be treated the same as original signatures.

6.12        SoftBrands Representations.  SoftBrands represents and warrants to the Executive that this Transition Agreement will be duly authorized and approved by the Board not later than the Transition Date.  Copies of the resolutions of the Board evidencing such action will be provided to the Executive not later than the Transition Date.

IN WITNESS WHEREOF, the parties have executed and delivered this Transition Agreement as of the date first above written.

SOFTBRANDS, INC.

By:	/s/ Randal Tofteland
Randal Tofteland, President

EXECUTIVE:

/s/ George H. Ellis
George H. Ellis